Exhibit 10.1

SALES AGREEMENT

THIS SALES AGREEMENT (this “Agreement”) is made and entered into this 28th day of November, 2018 (the “Effective Date”), between DUKE ENERGY One, Inc., a Delaware corporation (“Buyer”) and WORKHORSE GROUP, INC., a Nevada corporation (“Seller”).

STATEMENT OF PURPOSE

WHEREAS, Seller owns 615,000 Panasonic model 18650 battery cells (the “Goods”);

WHEREAS, Buyer desires to purchase the Goods from Seller, and Seller desires to sell the Goods to Buyer, all in accordance with the terms and provisions of this Agreement; and

WHEREAS, Buyer and Seller desire that either party may, at a future date, exercise a put or call on the Goods in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the aforesaid Statement of Purpose, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby, intending to be legally bound, agree as follows:

1. Sales of Goods. Seller shall sell the Goods to Buyer. All orders for the Goods shall be evidenced by a written purchase order issued to Seller by Buyer and accepted by Seller in writing.

2. Price of Goods. Unless otherwise provided in this Agreement, the aggregate price for all the Goods shall not exceed $1,340,700.00 (One Million Three Hundred Forty Thousand Seven Hundred Dollars), with a unit price for each item of the Goods (i.e., for each battery cell) sold to Buyer not to exceed $2.18 (Two Dollars and Eighty-Eight Cents). These prices are inclusive of all applicable taxes and fees (including without limitation sales and use taxes and fees to release any lien on the Goods), which taxes and fees shall be borne by Seller

3. Delivery of Goods. All Goods shall be tendered by Seller F.O.B. Seller’s facility in Loveland, Ohio, where title to the Goods shall pass to Buyer.

4. Payment for Goods. Buyer shall pay Seller for Goods ordered by Buyer under this Agreement by wire transfer in immediately available funds to Seller’s account on or before November 29, 2018. Title and risk of loss shall pass to Buyer simultaneously with Buyer’s receipt of payment.

5. Warranty. Seller represents and warrants that: (a) Seller shall deliver good, exclusive and marketable title to the Goods free and clear of all liens, security interests, claims, and encumbrances; (b) the Goods shall be free from defects in design, materials and workmanship and shall comply with all final written descriptions, specifications, drawings and representations, including those specified in the Agreement; (c) no federal, state, local or foreign statute, law, rule, regulation or order will be violated in selling or delivering of the Goods. Seller shall promptly repair or replace, Buyer’s election, all Goods that do not comply with this warranty. Whenever any unit of Goods is sent to Seller’s premises for repair, refurbishment, or any other purpose related to Seller’s provision of warranty Services, or otherwise stored at Seller’s premises, title to such property shall at all times remain with Buyer and such property shall not be subject to any lien, security interest or other claim asserted by any creditor of Seller. Seller shall clearly mark such property to show that it is owned by Buyer. Seller shall bear the risk of loss or damage to such property while it is on Seller’s premises.

6. Seller’s Call Option. Buyer hereby grants Seller the right and option (the “Call Option”), at any time prior to May 1, 2019, to require Buyer to sell the Goods (or such portion of the Goods as Buyer owns on the date of receipt of Seller’s call option notice), at a price per battery cell equal to (but in no event less than) $2.18 (Two Dollars and Eighty-Eight Cents). Seller may exercise the Call Option by delivering an irrevocable written notice to Buyer of its intention prior to the Call Option expiration date set forth above. Upon receipt of such a notice, Buyer shall be obligated to transfer title to the Goods to Seller.

7. Buyer’s Put Option. Seller hereby grants Buyer the right and option (the “Put Option”), at any time prior to May 1, 2019, to require Seller to purchase the Goods (or such portion of the Goods as Buyer owns on the date of receipt of Buyer’s put option notice), at a price per battery cell equal to (but in no event less than) $2.18 (Two Dollars and Eighty-Eight Cents). Buyer may exercise the Put Option by delivering an irrevocable written notice to Seller of its intention prior to the Put Option expiration date set forth above. Upon receipt of such a notice and Buyer’s invoice, Seller shall be obligated to purchase the Goods from Buyer.

8. Payment for Goods upon Option Exercise. Following Seller’s or Buyer’s exercise of the Call or Put Option, as the case may be, the Seller shall promptly, but in no even later than 5 business days following receipt by the applicable party of the applicable option notice, submit its invoice to Buyer, which invoice shall set forth the number of units of Goods being sold to Seller, the price per unit therefor, and specifying a payment date no later than 90 days following Seller’s receipt of said invoice. The price per unit and aggregate price of the Goods sold pursuant to the Call Option or the Put Option shall be exclusive of all applicable taxes and transaction fees, which shall be the responsibility of Seller.

9. No Warranties. Any purchase and sale of the Goods pursuant to the exercise of the Put Option or Call Option shall be on an “as is” basis with all faults, conditions and nonconformities. The Seller represents and covenants that it has been given, and will have had at the time of any eventual option exercise, the opportunity to review and inspect the Goods prior to the sale and that it has satisfied itself to the condition of the Goods. Buyer will make no representations or warranties, either express or implied, relating to the Goods whatsoever. The only warranties, if any, with respect to each Good purchased hereunder are solely made by the original manufacturer thereof with all such limitations and qualifications as such manufacturer may have imposed on such warranties. SELLER EXPRESSLY ACKNOWLEDGES, UNDERSTANDS AND AGREES THAT, IN CONNECTION WITH ANY EVENTUAL EXERCISE OF THE OPTIONS, BUYER HAS NOT MADE, DOES NOT MAKE AND WILL NOT MAKE ANY EXPRESS OR IMPLIED WARRANTIES AS TO ANY MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION THE CONDITION OF THE PRODUCTS, THEIR MERCHANTABILITY OR THEIR FITNESS FOR ANY PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED.

10. Certain Rights of Buyer. In consideration of Buyer’s purchase of the Goods and the other terms and conditions of this Agreement, Seller shall, for a period of three years following the effective date of this Agreement, facilitate and support Buyer’s development of charging infrastructure, vehicle and/or battery leasing, and distributed energy resources (including battery storage and micro grids) solutions for Seller and Seller’s actual and prospective customers, and shall facilitate and support introductions of Buyer to such customers for the purpose of marketing such solutions; provided, that Seller shall not in any way facilitate or support third-party marketing efforts of such solutions, including without limitation introducing such third parties to their actual and prospective customers, without first obtaining Buyer’s prior written consent at Buyer’s sole discretion.

11. Term and Termination. The term of this Agreement shall commence on the Effective Date and shall continue for a period of one year thereafter. Notwithstanding the foregoing, the respective obligations of the parties with respect to Buyer’s purchase of the Goods, or with respect to any eventual exercise of a Call Option or Put Option, prior to the expiration of this Agreement shall not terminate until such obligations are fulfilled or waived pursuant to this Agreement and such expiration or early termination shall not limit or otherwise affect any rights that have accrued to either party, including without limitation right to payment of all monies owed, prior to such expiration or early termination.

12. Release and Indemnification. SELLER HEREBY RELEASES BUYER, AND BUYER IS HEREBY RELEASED FROM ANY AND ALL LIABILITY FOR CLAIMS OF ANY KIND BY SELLER, WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), UNDER ANY WARRANTY OR OTHERWISE, FOR ANY LOSS OR DAMAGE ARISING OUT OF OR RELATED TO THE SALE AND PURCHASE OF THE PRODUCTS, INCLUDING WITHOUT LIMITATION, CLAIMS OF LOST PROFITS, LOSS OF USE, INCREASED COST OF CAPITAL, REPLACEMENT COSTS, CLAIMS OF CUSTOMERS, OR FOR ANY OTHER CONSEQUENTIAL, EXEMPLARY, INDIRECT, SPECIAL OR INCIDENTAL LOSS OR DAMAGE. Seller shall indemnify, defend and hold Buyer, its affiliates and their respective officers, directors and employees harmless from and against any claims, demands, losses, suits, judgments, damages and expenses (including reasonable attorneys’ fees) relating to or arising out of the Seller’s actions with the Goods, including without limitation the resale, use, operation, possession or maintenance of, or the failure to use, operate, maintain or secure, the Goods, on or after the date of delivery of the Goods.

13. Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other, provided however, Buyer may assign this agreement to any affiliate of Buyer without such prior consent. Any attempted assignment in contravention of this Agreement shall be null and void ab initio.

14. Non-Waiver. No waiver by any party of any breach by another party of any provision hereof shall be deemed to be a waiver of any other breach thereof or as a waiver of any such or other provision of this Agreement.

15. Applicable Law. This Agreement is made and executed with the intention that the construction, interpretation and validity hereof shall be determined in accordance with and governed by the laws of the State of North Carolina, except that the North Carolina conflict of law provisions shall not be invoked in order to apply the laws of any other state or jurisdiction.

16. Dispute Resolution. The parties shall attempt to resolve any claims, disputes and other controversies arising out of or relating to this Agreement (collectively, “Disputes”) promptly by negotiation between individuals who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. All negotiations pursuant to this section are to be deemed confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Dispute has not been resolved by negotiation within sixty (60) days of the disputing party’s notice, then either party may initiate litigation. VENUE FOR ANY SUCH ACTION SHALL LIE EXCLUSIVELY IN THE APPROPRIATE STATE OR FEDERAL COURTS IN AND FOR THE STATE OF NORTH CAROLINA. SELLER AND BUYER AGREE TO RELINQUISH AND WAIVE THEIR RIGHTS TO A TRIAL BY JURY IN ANY ACTION BROUGHT HEREUNDER.

17. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

18. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings with respect to the subject matter hereof. All exhibits to this Agreement are hereby incorporated herein by reference. No purchase order delivered by Buyer under this Agreement shall modify or supplement the terms and provisions of this Agreement, the parties acknowledging and agreeing that any different or supplemental terms contained therein are contained therein solely for the convenience of Buyer so that Buyer may use its standard purchase orders and shall have no effect whatsoever on this Agreement and shall be treated as if they do not exist. This Agreement may not be changed or modified orally or by any such purchase order, but only by an instrument in writing signed by the parties hereto which instrument unequivocally states that it is an amendment to this Agreement.

19. Severability. If any provision of this Agreement is declared invalid or unenforceable as a matter of law, such invalidity or unenforceability shall not affect or impair the validity or enforceability of any other provision of this Agreement or the remainder of this Agreement as a whole.

20. Survival. Sections 9 through 10 and 12 through 24, inclusive, shall survive the expiration or early termination (with or without cause) of this Agreement.

21. Notices. Any written notice or demand under this Agreement shall be given to a party by mailing such notice certified mail, return receipt requested, with proper postage affixed at the address set forth for such party on the signature page of this Agreement or at such other address as that party may provide in writing from time to time pursuant to this Section 21. Such notice or demand so mailed shall be effective when actually received by the intended party, but in no event more than 5 business days after transmittal.

22. No publication. Seller shall not use Buyer’s name or the fact that Seller is purchasing Goods or services from Buyer in any press releases, media statements or public communications or otherwise publicize this Agreement without Buyer’s prior written consent. Seller shall not use Buyer’s (including its subsidiaries and affiliates) name, logos, trademarks, service marks, trade names or trade secrets in any way without Buyer’s prior written consent, and Buyer shall not be deemed to have granted Seller a license of, or granted Seller any rights in, any of the foregoing by entering into this Agreement.

23. Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives, as of the date first above written.

DUKE ENERGY ONE, INC.

By:	/s/ Doug Esamann
	Name:	Doug Esamann
	Title:	Executive Vice President, Customer Solutions

Address:	c/o EVP Customer Solutions
550 S. Tryon
Charlotte, NC 28202

WORKHORSE GROUP INC.

By:	/s/ Stephen S. Burns
	Name:	Stephen S. Burns
	Title:	Chief Executive Officer

Address:	c/o Chief Executive Officer
100 Commerce Drive
Loveland, OH 45140